Exhibit 99.1

Press Release

FOR IMMEDIATE RELEASE

For further information: Steve Iaco Media 212.984.6535	Chandni Luthra Investors 212.984.8113

Gunjan Soni to Join CBRE Group Board of Directors

Dallas – July 8, 2024 – CBRE Group, Inc. (NYSE: CBRE) today announced that Gunjan Soni, a senior executive with deep technology and international business experience, has been appointed to the company’s Board of Directors, effective July 15.

Ms. Soni is chief executive officer of Zalora, the leading fashion e-commerce platform in Southeast Asia, and chief operating officer of its parent Global Fashion Group (GFG).

“Gunjan brings a strong combination of technological enablement expertise and international business experience to our Board,” said Bob Sulentic, CBRE’s chair and chief executive officer. “Her background will be invaluable as digital enablement plays an increasingly key role in driving real estate solutions and our footprint overseas continues to grow.”

“CBRE holds an impressive position in the commercial real estate market,” Ms. Soni said. “I am looking forward to lending my technology expertise and insights as CBRE charts a course for continued global growth and builds on its leadership position.”

Before joining Zalora, Ms. Soni was an executive officer at companies in India and Singapore and a partner at McKinsey & Company. She brings over 20 years of experience in technology, strategy and the Asian business landscape, starting her career as a software engineer. Ms. Soni was named to Fortune Magazine’s “40 under 40” business leaders in India.

A native of India, Ms. Soni resides in Singapore. She holds a BE in computer science from Government Engineering College Bhopal and an MBA from XLRI Jamshedpur.

About CBRE Group, Inc.

CBRE Group, Inc. (NYSE:CBRE), a Fortune 500 and S&P 500 company headquartered in Dallas, is the world’s largest commercial real estate services and investment firm (based on 2023 revenue). The company has more than 130,000 employees (including Turner & Townsend employees) serving clients in more than 100 countries. CBRE serves a diverse range of clients with an integrated suite of services, including facilities, transaction and project management; property management; investment management; appraisal and valuation; property leasing; strategic consulting; property sales; mortgage services and development services. Please visit our website at www.cbre.com. We routinely post important information on our website, including corporate and investor presentations and financial information. We intend to use our website as a means of disclosing material, non-public information and for complying with our disclosure obligations under Regulation FD. Such disclosures will be included in the Investor Relations section of our website at https://ir.cbre.com. Accordingly, investors should monitor such portion of our website, in addition to following our press releases, Securities and Exchange Commission filings and public conference calls and webcasts.